EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS



We consent to the incorporation by reference of our report dated April 16, 2004, except with respect to the matters discussed in Note 28, the Basic and Diluted Earnings per Share information of Note 30 D. and Note 30 E. to Note 30 L. as to which the date is June 18, 2004, with respect to the consolidated financial statements of Veolia Environnement and subsidiaries included in Veolia Environnement Annual Report on Form 20-F for the year ended December 31, 2003, filed with the Securities and Exchange Commission on June 28, 2004, in the Registration Statement on Form S-8 pertaining to the Veolia Environnement Stock Option Plan.



                          Paris and La Defense, France
                                  April 5, 2005

   Barbier Frinault & Cie                               RSM Salustro Reydel
       Ernst & Young



Jean Bouquot    Patrick Gounelle